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[ADVEST LOGO]                                                 INVESTMENT BANKING
                                                              100 Federal Street
                                                                      29th Floor
ADVEST, INC.                                                    Boston, MA 02110
A Subsidiary of The Advest Group, Inc.                            (617) 423-0003
Serving Investors Since 1898                                 Fax: (617) 423-7190
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September 10, 1999


The Board of Directors and the Independent Committee
Preferred Employers Holdings, Inc.
10800 Biscayne Boulevard, 10th Floor
Miami, FL 33161-7487




Dear Members of Board of Directors and the Independent Committee:


     We understand that Preferred Employers Holdings, Inc. ("PEGI" or the "Company") proposes to purchase all of its issued and outstanding shares of common stock, $.01 par value per share, through a tender offer (the "Tender Offer"). The Tender Offer amount is $5.00 in cash per share (the "Consideration") and is being made to all shareholders of the Company, other than Mel Harris, the Chairman of the Board of Directors and Chief Executive Officer of the Company, and certain other principal stockholders of the Company (collectively, the "Remaining Stockholders").

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the holders of Shares in the Tender Offer (this "Opinion"). It is understood that this Opinion shall be used by you solely in connection with your deliberation in regards to the fairness of the Consideration to be received by holders of Shares and for no other purpose, and that the Company will not furnish this Opinion or any other material prepared by Advest, Inc. ("Advest") to any other person or persons or use or refer to this Opinion for any other purpose without Advest's prior written approval. Advest understands and agrees that this Opinion may be referred to and reproduced in any proxy statement of the Company filed with the Securities and Exchange Commission in connection with the Tender Offer.

     Advest, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with this opinion set forth herein, we have, among other things:

          (i) reviewed the Company's audited financial statements, as filed with the Securities and Exchange Commission, for the fiscal years ended December 31, 1997 and 1998;

          (ii) reviewed the Company's unaudited financial statements, as filed with the Securities and Exchange Commission, for the quarters ended March 31, 1999 and June 30, 1999;

          (iii) reviewed certain interim financial analyses and forecasts for PEGI prepared by management of the Company;

          (iv) reviewed audited statutory financial statements of PEG Reinsurance Company, Ltd. (a wholly owned subsidiary of the Company) for the year ended December 1998;

          (v) reviewed the prospectus dated December 23, 1998 regarding the Company's 7% convertible subordinated promissory notes due May 2003;




  Member: New York, American and Other Principal Stock Exchange, Member: SIPC
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Preferred Employers Holdings, Inc.
September 10, 1999
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         (vi)   reviewed preliminary drafts of the documents that will be filed with the Securities and Exchange Commission, including the
                Schedule 13E-3 (Rule 13E-3 Transaction Statement) and the
                Schedule 13E-4 (Issuer Tender Offer Statement);
         (vii) held discussions with management of the Company regarding the business, operations and prospects of the Company;
         (viii) performed various financial analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including:
                  (a) analysis of premium paid in public merger and acquisition transactions and a review of the historical trading prices and volume of the Shares on NASDAQ;
                  (b) the application of the public trading multiples of companies, which we deemed comparable to the Company, to the financial results of the Company;
                  (c) the application of the multiples reflected in recent public mergers and acquisitions, for businesses which we deemed comparable to the Company, to the financial results of the Company;
                  (d)  a discounted projected cash flow analysis; and
         (i) reviewed such other materials and performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

     In our review and analysis and in formulating this Opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not attempted to independently verify any of such information. With respect to the projected financial statements referred to in clause (iii) above, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the Company's best estimates and judgments of the Company's future results of operations and financial condition at and for the periods specified therein, and we express no opinion with respect to such projected financial statements.

     The Company has agreed to pay Advest a fee for delivery of this opinion letter. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof.
We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after that date of the opinion unless specifically requested to do so.

     In the ordinary course of business, Advest provides research coverage and actively trades the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or a short position in such securities. Advest may provide investment banking or financial advisory services to the Company in the future.

     Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Tender Offer or any aspect thereof or alternatives thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any stockholder with respect to whether to elect to receive the Consideration or vote in
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Preferred Employers Holdings, Inc.
September 10, 1999
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favor of transactions contemplated by the Tender Offer, and should not be relied upon by any stockholder as such.

     In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's stockholders or of any other third party. Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be received by the holders of Shares in the Tender Offer. We express no opinion herein as to the structure, terms or effect of any other aspect of the transactions contemplated by, or provisions of, the Tender Offer.

     Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Consideration to be received by the holders of Shares pursuant to the Tender Offer is fair, from a financial point of view, to such holders.




Very truly yours,
Advest, Inc.

/s/ Jeff Barlow

Jeffrey G. Barlow
Managing Director